Exhibit 99.5

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of Kindred Biosciences, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of the date set forth below.

Date: June 25, 2021	ELANCO ANIMAL HEALTH INCORPORATED

/s/ Todd Young
	Name:	Todd Young
	Title:	Executive Vice President and Chief Financial Officer

KNIGHT MERGER SUB, INC.

/s/ Jinee Majors
Name:	Jinee Majors
Title:	Secretary